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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of (1) our report dated February 24, 1999, relating to the financial statements and financial statement schedule, which appears in Corporate Office Properties Trust's Annual Report on Form 10-K for the year ended December 31, 1998, (2) our report dated January 6, 1999, relating to the audited combined statement of revenue and certain expenses of the Centerpoint Properties (as defined in footnote No. 1 of the statement) for the year ended December 31, 1997, which appears in the Current Report on Form 8-K/A of Corporate Office Properties Trust dated January 14, 1999, (3) our report dated January 18, 1999, relating to the audited combined statement of revenue and certain expenses of the Gateway Properties (as defined in footnote No. 1 to the statement) for the year ended December 31, 1997, which appears in the Current Report on Form 8-K/A of Corporate Office Properties Trust dated February 3, 1999 and (4) our report dated June 10, 1999, relating to the audited combined statement of revenue and certain expenses of the Commons Corporate Properties (as defined in footnote No. 1 of the statement) for the year ended December 31, 1998, which appears in the Current Report on Form 8-K of Corporate Office Properties Trust dated June 14, 1999. We also consent to the reference to us under the caption "Experts" in such Registration.


PRICEWATERHOUSECOOPERS LLP